Exhibit 10.3

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement, made and entered into March 5, 2010, by and between Bella Petrella's Holdings, Inc., a Florida corporation, (the "Client"), whose principal place of business is _____________ and Joseph M. Petrella, Jr. (the "Consultant"), who resides at 17006 Madres De Avila, Tampa, Florida 33613. .

WITNESSETH:

WHEREAS, the Consultant was a founder and developer of client's business and products; and

WHEREAS, the Client desires to maintain access to the Consultant's knowledge by hiring the Consultant to provide advice and consultation with respect to the Client's business upon the terms and conditions hereinafter and for the consideration described herein as set forth. !

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Client hires the Consultant and they agree with each other as follows:

Section 1. Engagement. The Consultant shall provide the services described in Section 2, when, as and if requested by the Client. The Client's president or other officer designated in writing shall be the only person authorized to request such services, and each request shall identify the Client personnel who are to provide information, direction and instruction to and receive communications from the Consultant regarding any specific project; provided, that the Consultant shall not be restricted in gathering information from other Client personnel as he may determine to be necessary, appropriate or desirable to render his services.

Section 2. Services. The Consultant shall provide assistance, advice, consultation, research and reports to the Client's directors and officers, as identified pursuant to Section 1, when, as and if requested by the Client, on a case by case basis, in the following areas: ;

(a)  Develop recipies for use by end consumer
(b)  Develop new flavors of our tomato based sauces
(c)  Preform Cooking demonstrations for major sales presentations, tradeshows, special events
(d)  Assist with selling our products during his vast travels
(e)  Consult with management on an "As Needed" basis.

Each discrete request for services and the services performed pursuant to such request may be referred to herein as a "project". Under no circumstance shall the Consultant's task include any management function or responsibility, supervision! of personnel, operations or business activity in or control over, direct or indirect, any of the foregoing areas.

Section 3. The Client's obligations. The Client shall deliver t~ the Consultant complete and accurate information appropriate to and as requested by the Consultant for the purpose of providing service with respect to any project. To the extent any information is withheld, is not available for whatever reason or is incomplete or inaccurate, the Consultant shall be excused from performance of service with respect to that project or such service shall be limited to accurate information provided by the Client.
Section 4. Compensation and Fees. The Client shall pay the Consultant for his services, as follows:

a. An annual fee in the amount $75,000,paid in equal bi-weekly installments in arrears beginning on the last day of the month this Agreement is signed by both parties and on the last day of each month thereafter during the term of this agreement.

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b. Non transferable common stock purchase warrants, exercisable ~or four years, beginning one year after the date of this Agreement, as follows:

• 200,000 shares at $0.50 per share;
• 200,000 shares at $0.75 per share;
• 200,000 shares at $1.00 per share;
• 200,000 shares at $2.00 per share; and
• 200,000 shares at $3.00 per share;

In addition to the compensation specified above in this Section, the Consultant will be eligible for consideration by the Client's board of directors for the payment of performance bonuses during the term of this Agreement whenever performance bonuses are considered for the Client's executive officers.

Section 5. Expenses. The Client agrees to pay all reasonable expenses incurred by the Consultant in performing services requested by the Client. Expenses include but are not limited to travel, lodging, food, express delivery, Copy and printing, special supplies and temporary personnel; provided, that any expense individually or in the aggregate for a project in excess of S500.00 will be submitted to the Client for approval prior to the Consultant incurring such expenses. All costs invoiced to the Client shall be paid within ten days after the Consultant submits its monthly expense report for payment.

Section 6. Time and manner of performance. The Consultant shall exclusively determine the time (including the amount of time) and manner of services performed under this Agreement. The Consultant agrees that he shall at all times, faithfully, to the best of his ability and in a professional manner perform services as, when and if requested by the Client pursuant to the terms of this Agreement. The Consultant shall be required to expend only such time as he deems necessary to complete each project in a commercially reasonable manner. Other than to use diligence and his best ability in the performance of his duties, the Consultant neither warrants nor guarantees the value, merit and wisdom or the outcome of following any of his advice, recommendation or reports on any project. The Client shall use its independent business judgment and experience in adopting or rejection all or any part of the Consultant'$ assistance, advice, consultation, research, recommendation or reports and acknowledges that it is fully and entirely responsible for conduct of any activities based thereon, the results achieved and outcomes experienced in the execution thereof, for which the Consultant shall have no liability whatsoever. The Consultant acknowledges and agrees that the Client may deliver to the Consultant confidential, proprietary and trade-secret information and the Consultant shall not, directly or indirectly, disclosed such information to a third party without the prior written consent of the Client, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential.

Section 7. Place of performance. The Consultant shall determine the place of performance, which shall be at the Consultant's expense. The Cliel1lt shall not be required to provide on a routine or recurring basis any physical Office space, office furniture, fixtures and equipment or personnel to the Consultant, all of which shall be the responsibility of the Consultant as he may determine.

Section 8. Independent Contractor. The Consultant is an independent contractor and not an employee of the Client. The Consultant shall provide the services required hereunder according to his own means and methods of work, at times (not including delivery schedules, which shall be agreed upon with respect to each project) and locations he determines, and the Consultant shall not be subject to the control or supervision of the Client, except as to the results of the work. The Consultant shall be exclusively responsible for payment of federal income tax and contributions to Social Security, and comparable state tax items, on compensation paid to 1he Consultant under this Agreement.

Section 9. Term. This Agreement shall commence on the date the Consultant sells 9,761,000 shares of the Client's common stock to JWV Entertainment, Inc. and shall continue for a period of five years, unless extended by mutual agreement.

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Section 10. Termination. Either party may terminate this Agreement on thirty-days prior written notice, provided that, in the event of termination b the Client, the Client shall be obligated to continue payment of compensation to the Consultant as provided by this Agreement for the original term of this Agreement, unless the Consultant breaches or violates this Agreement or fails to perform any term of this Agreement, or any provision hereof and then the Client may terminate this Agreement without any further or additional liability, identifying the breach, violation or failure with specificity; provided, that the Consultant shall have the ten day notice period in which to cure the breach, violation or failure, and if cured, this Agreement shall continue in full force and effect. Such termination without cure shall not excuse the breach, violation or failure.

Section 11. Notices. Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party. For purposes of sending notices under this Agreement, the addresses of the parties are set forth in the first paragraph of this Agreement. A party may change its or his address for notices ~y sending a notice of such change to all other party by the means provided herein.

Section 12. Entire agreement. This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding al~ prior agreements, understandings, representations and warranties, except for the Stock Purchase and Sale of Agreement, a Consulting Agreement between the Client and the Consultant and a Bill of Sale from the Consultant to the Client. .

Section 13. Waivers. No waiver of any provision, requirement, Obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 14. Amendments. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement sh~1I not be effective unless it is made in writing and signed by the parties.

Section 15. Construction. This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the other party by reason of such party having drafted such provision. The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 16. Invalidity. It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. If any provision hereof shall be prohibited, invalid, ill gal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 17. Multiple counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.

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Section 18. Assignment. parties and binding effect. This Agreement, and the duties and obligations of any party shall not be assigned without the. prior written consent of the other party. This Agreement shall benefit solely the named parties and no person, other than JVW, shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise. Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party  shall be deemed to be included, and all agreements, promises, covenants a d stipulations in this Agreement shall be binding upon and inure to the benefit of the r respective successors and permitted assigns. I

Section 19. Jurisdiction and venue. Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Florida in and for Hillsborough County, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

Section 20. Applicable law. This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

IN WITNESS WHEREOF, the parties have signed this Agreement the date first above written.

/s/ Joseph M. Petrella, Jr.	Bella Petrella's Holdings, Inc.
Joseph M. Petrella, Jr.
/s/ Kenneth L. Schartz
Kenneth L. Schartz, President

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